AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION

                                     OF

                          METRIS RECEIVABLES, INC.
              (adopted in accordance with Sections 245 and 242
          of the General Corporation Law of the State of Delaware)
                              ________________


                                 ARTICLE I

                                    NAME

     The name of the corporation is Metris Receivables, Inc. (the
"Corporation").


                                 ARTICLE II

                   REGISTERED OFFICE AND REGISTERED AGENT

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Prentice-Hall
Corporation System, Inc.


                                ARTICLE III

                             CORPORATE PURPOSES

     The purposes of the Corporation are:

     (a) to acquire for cash, promissory notes, or other consideration from time to time all right, title and interest in and to open-end or revolving credit receivables, including the right to receive payment of interest or finance charges and other obligations of the persons obligated to make payments with respect thereto and any other proceeds related thereto, and any other related rights (collectively, "Receivables");

     (b) to acquire, own, hold, service, sell, assign, pledge and otherwise deal with the Receivables, collateral securing the Receivables, any related insurance policies, agreements with originators or servicers of Receivables and any proceeds or further rights associated with any of the foregoing;

     (c) to transfer Receivables to one or more trusts (the "Trusts") pursuant to one or more pooling and servicing agreements or other agreements (the "Agreements") to be entered into by and among, among others, the Corporation, the trustees named therein and any entities acting as servicers of the Receivables;

     (d) to authorize, sell, deliver to or acquire from the Trusts certificates of one or more classes or series representing undivided interests in the assets of the Trusts (collectively, the "Certificates") or any other securities issued by the Trusts pursuant to the Agreements and to sell and deliver any such Certificates or other securities;

     (e) to enter into one or more indentures or other agreements
(collectively, the "Indentures") with the trustees named therein, providing, among other things, for the issuance of the Notes referred to below and the pledging of pools of Receivables or Certificates of any class issued by one or more Trusts;

     (f) to authorize, issue, sell and deliver one or more series and classes of bonds, notes or other evidences of indebtedness secured or collateralized by one or more pools of Receivables or by Certificates of any class issued by one or more Trusts (collectively, the "Notes"), provided that the Corporation shall have no liability under any Notes except to the extent of the one or more pools of Receivables or Certificates securing or collateralizing such Notes;

     (g) to hold, and to enjoy all of the rights and privileges of a holder of, any Certificates issued by the Trusts to the Corporation under the related Agreements and to hold and enjoy all of the rights and privileges of any class of any series of Notes issued under the related Indentures, including any class or series of Notes or Certificates that may be subordinate to any other class or series of Notes or Certificates, respectively;

     (h) to enter into and perform its obligations under the Agreements, any agreement providing for the acquisition of Receivables, any agreement providing for the sale of any Certificates or Notes (including any sale of Certificates or Notes through one or more underwriters or dealers), and any agreement providing for the funding of any amount due under any Certificates through direct borrowings, letters of credit, insurance, or otherwise; and

     (i) to engage in all such other activities and to exercise all such other powers permitted to corporations under the laws of the State of Delaware that are incidental to or connected with the foregoing business or purposes or necessary or desirable to accomplish the foregoing; provided, however, that for so long as the Metris Master Trust is outstanding and has issued Notes or Certificates which are then rated by Moody's Investors Service, Inc. ("Moody's"), the Corporation shall not establish any other Trusts or enter into any other Indentures, issue any other Notes or Certificates other than through the Metris Master Trust or purchase any Receivables other than Receivables that will be transferred to the Metris Master Trust unless the Corporation shall have received written notification from Moody's that such action will not result in a reduction or withdrawal of the rating of any such Notes or Certificates.


                                 ARTICLE IV

                               CAPITAL STOCK

     The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock with no par value.


                                 ARTICLE V

                            DIRECTORS PROTECTED

     A director shall be fully protected in relying in good faith upon the books of account or other records of the Corporation or statements prepared by any of its officers or employees or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.


                                 ARTICLE VI

                            CORPORATE EXISTENCE

     The Corporation is to have perpetual existence.


                                ARTICLE VII

                  NO LIABILITY OR HOLDERS OF CAPITAL STOCK
                            FOR CORPORATE DEBTS

     The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.


                                ARTICLE VIII

                        POWERS OF BOARD OF DIRECTORS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

     (a) To make, alter, amend or repeal the By-Laws, except as otherwise expressly provided in any By-Law made by the holders of the capital stock of the Corporation entitled to vote thereon, subject to any limitation set forth therein or in this Certificate of Incorporation and subject to the power of the stockholders to alter the By-Laws adopted by the Board of Directors.

     (b) To designate, by resolution passed by a majority of the whole Board of Directors, one or more committees, each committee to consist of two or more directors of the Corporation at least two of which shall be Independent Directors, which, to the extent provided in the resolution designating the committee or in the By- Laws of the Corporation, shall, subject to the limitations prescribed by law, have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require such seal. Such Committee or committees shall have such name or names as may be provided in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by a majority of the whole Board of Directors.

     (c) To exercise, in addition to the powers and authorities herein before or by law conferred upon it, any such powers and authorities and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provision of the laws of the State of Delaware and of the Certificate of Incorporation and of the By-Laws of the Corporation.


                                 ARTICLE IX

                           LIABILITY OF DIRECTORS

     No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or any successor provision or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. The right of indemnification provided in this Article IX will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article IX. Without limiting the generality or the effect of the foregoing, the Corporation may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this
Article IX. No repeal or modification of this Article IX by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article IX at the time of such repeal or modification.


                                 ARTICLE X

                      RESTRICTIONS ON CORPORATE ACTION

     Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the affirmative vote of 100% of the members of the Board of Directors, including at least two Independent Directors and, with respect to clause (a) below, written notification from Moody's that such action will not result in a reduction or withdrawal of the rating of any Notes or Certificates then outstanding and rated by Moody's, do any of the following:

     (a) engage in any business or activity other than those set forth in
Article III;

     (b) incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than (i) indebtedness to Metris Companies Inc. or any affiliate thereof incurred in connection with the acquisition of Receivables, which indebtedness from time to time may be represented by notes issued by the Corporation to Metris Companies Inc. or any such affiliate that will be subordinate to the Certificates and Notes and will only be payable to the extent the Corporation has available cash to pay such indebtedness, (ii) indebtedness incurred in connection with Notes issued in compliance with an Indenture, (iii) salaries, fees and expenses to its professional advisors and counsel, directors, officers and employees and (iv) other indebtedness not exceeding $4,750 at any one time outstanding, on account of incidentals or services supplied or furnished to the Corporation;

     (c) dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, or

     (d) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any action.


                                 ARTICLE XI

                           INDEPENDENT DIRECTORS

     At all times as any Certificates or Notes are outstanding, the Board of Directors of the Corporation shall include at least two Independent Directors. So long as any Certificates or Notes are outstanding, this
Article XI shall not be amended without the prior written consent of the Independent Directors. When voting on matters subject to the vote of the Board of Directors, including those matters specified in Article X, notwithstanding that the Corporation is not then insolvent, the Independent Directors shall take into account the interests of the creditors of the Corporation as well as the interests of the Corporation.

     For purposes of this Article XI the following terms shall have the meanings set forth below:

     (i) An "Independent Director" shall be an individual who: (A) is not and has not been employed by Metris Companies Inc. or any of its subsidiaries or affiliates as a director, officer or employee (other than as an Independent Director of the Corporation or any other special purpose subsidiary of Metris Companies Inc. or any of its affiliates, the certificate of incorporation of which is substantially similar hereto) within the five years immediately prior to such individual's appointment as an Independent Director; (B) is not, and has not been within the five years immediately prior to such individual's appointment as an Independent Director, affiliated with a supplier to which Metris Companies Inc. and any of its subsidiaries or affiliates collectively in the preceding fiscal year of Metris Companies Inc. made payments in consideration for the supplier's products and services in excess of 3% of the consolidated gross revenues of Metris Companies Inc. and its subsidiaries during such fiscal year; (C) does not have, and has not had within the five years immediately prior to such individual's appointment as an Independent Director, a personal services contract with Metris Companies Inc. or any of its subsidiaries or affiliates, from which fees and other compensation received by the person pursuant to such personal services contract would exceed 5% of his or her gross revenues during the preceding calendar year; (D) is not affiliated with a tax-exempt entity that receives, or has received within the five years prior to such appointment as an Independent Director, contributions from Metris Companies Inc. or any of its subsidiaries or affiliates, in excess of the lesser of (1) 3% of the consolidated gross revenues of Metris Companies Inc. and its subsidiaries during such fiscal year and (2) 5% of the contributions received by the tax-exempt entity during such fiscal year; (E) is not the beneficial owner at the time of such individual's appointment as an Independent Director, or at any time thereafter while serving as an Independent Director, of such number of shares of any class of common stock of Metris Companies Inc. the value of which constitutes more than 5% of such individual's net worth; (F) is not a spouse, parent, sibling or child of any person described by (A) through (E); and (G) is not, and was not within the five years prior to such appointment as an Independent Director, a financial institution to which Metris Companies Inc., or any of its subsidiaries or affiliates owes outstanding indebtedness for borrowed money in a sum exceeding more than 5% of Metris Companies Inc.'s total consolidated assets.

     (ii) An "affiliate" of a person, or a person "affiliated with," a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

     (iii) The term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

     (iv) The term "person" shall mean an individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     (v) A "subsidiary" of Metris Companies Inc. shall mean any corporation a majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries, by Metris Companies Inc.


                                ARTICLE XII

                       RESERVATION OF RIGHT TO AMEND
                        CERTIFICATE OF INCORPORATION

     The Corporation shall not, without the prior written consent of each of its Independent Directors, amend, alter, change or repeal any of Articles III, V, IX, X, XI, XII or XIV of this Certificate of Incorporation. Subject to this Article XII, the Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.


                                ARTICLE XIII

                           ELECTION OF DIRECTORS

     Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.


                                ARTICLE XIV

                            CORPORATE PROCEDURES
                      MAINTENANCE OF SEPARATE BUSINESS

     The Corporation shall at all times (a) to the extent the Corporation's office is located in the offices of any affiliate of the Corporation, pay fair market rent for its office space locate in the offices of such affiliate and a fair share of any overhead costs, (b) maintain the Corporation's books, financial statements, accounting records and other corporate documents and records separate from those of its affiliates or any other entity, (c) not commingle the Corporation's assets with those of any affiliate or any other entity, (d) maintain the Corporation's books or account and payroll (if any) separate from those of any affiliate of the Corporation, (e) act solely in its corporate name and through its own authorized officers and agents, invoices and letterhead, (f) separately manage the Corporation's liabilities from those of any of its affiliates and pay its own material liabilities, including all material administrative expenses, from its own separate assets, provided that the Corporation's stockholder or other affiliates may pay certain of the organizational expenses of the Corporation and expenses relating to the preparation, negotiation, execution and delivery of the documentation with respect to the issuance of the Certificates or the Notes, and the Corporation shall reimburse any affiliate for its allocable portion of shared expenses paid by such affiliate, and (g) pay from the Corporation's assets all obligations and indebtedness of any kind incurred by the Corporation except as otherwise provided in clause (f). The Corporation shall abide by all corporate formalities, including the maintenance of current minute books, and the Corporation shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Corporation and its assets and liabilities. The Corporation shall not assume the liabilities of any affiliate, and shall not guarantee the liabilities of any affiliate. The officers and directors of the Corporation (as appropriate) shall make decisions with respect to the business and daily operations of Corporation independent of and not dictated by any affiliate of the Corporation.